Exhibit 99.2

RCF Acquisition Corp. Announces Full Exercise of Over-Allotment Option and Closing of $230 Million Initial Public Offering

Denver, CO, Nov. 15, 2021 (GLOBE NEWSWIRE) -- RCF Acquisition Corp. (NYSE: RCF.U) (the “Company”) today announced that it closed its initial public offering of 23,000,000 units, including 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000.

The units are listed on the New York Stock Exchange (the “NYSE”) and commenced trading under the ticker symbol “RCFA.U” on November 10, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary share and warrants are expected to be listed on the NYSE under the symbols “RCFA” and “RCFA WS,” respectively.

RCF Acquisition Corp. is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to target assets or businesses of scale across the critical minerals value chain that are poised to benefit over the long-term from the substantial market opportunity created by the global energy transition.

Citigroup and Barclays acted as the joint-book-running managers for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $234,600,000 (or $10.20 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of November 15, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-888-603-5847 or by email: Barclaysprospectus@broadridge.com.

A registration statement relating to these securities was declared effective by the SEC on November 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

RCF Acquisition Corp.
(720) 946-1444
info@rcfacquisitioncorp.com